UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 7, 2013

Unigene Laboratories, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-16005	22-2328609
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

81 Fulton Street, Boonton, New Jersey		07005
(Address of principal executive offices)		(Zip Code)

(973) 265-1100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

Equity Transfer Agreement

On October 5, 2011, Unigene Laboratories, Inc. (“Unigene”) filed a Current Report on Form 8-K with the Securities and Exchange Commission announcing, among other things, the signing of a Joint Development Agreement with Nordic Bioscience Clinical Development A/S (“Nordic Bioscience”) to progress up to three of Unigene’s internally developed proprietary metabolic peptide analogs (the “Licensed Analogs”) through Phase 2 proof-of-concept in humans, through a Swiss GmbH joint development vehicle (“JDV”).

On August 15, 2012, Unigene filed a Current Report on Form 8-K with the Securities and Exchange Commission announcing (i) the funding of initial contributions to the JDV of $50,000 and $950,000 by Unigene and Nordic, respectively, in exchange for each receiving a 50% ownership interest in the JDV and (ii) the execution of certain agreements ancillary to the Joint Development Agreement.

On May 7, 2013, Unigene, Nordic (and, for limited purposes, the JDV entity, NU-Co Development GmBH (“NU-Co”)) entered into an equity transfer agreement (the “Equity Transfer Agreement”), pursuant to which Nordic agreed to purchase Unigene’s entire ownership interest in the JDV in exchange for a payment of $1,000,000 to Unigene, due immediately upon the execution of the Equity Transfer Agreement. The Equity Transfer Agreement also provides for the termination of the Joint Development Agreement, and provides for mutual releases by Unigene and Nordic of certain claims relating to the Joint Development Agreement.

Exclusive License Agreement

Also on May 7, 2013, Unigene and NU-Co entered into an Exclusive License Agreement (the “Exclusive License Agreement”), pursuant to which Unigene grants NU-Co an exclusive, royalty-bearing license to develop and commercialize products incorporating any of the three Licensed Analogs for the treatment of Type 2 Diabetes, Osteoarthritis and Osteoporosis in humans. The exclusive license granted to NU-Co may be expanded, at NU-Co’s election, to include products for the treatment of obesity/satiety in humans, if Unigene discontinues clinical development of its UGP 281 candidate for such indications. NU-Co is required to use commercially reasonable efforts to develop a Licensed Analog as required to obtain regulatory approvals in the United States and the European Union for one or more licensed products, and to market and promote licensed products throughout those countries in which regulatory approvals are obtained. The Exclusive License Agreement provides for the payment of royalties to Unigene of 10% of net sales of licensed products that incorporate Unigene-developed oral formulation technology and 7.5% of net sales of licensed products that do not incorporate such technology, and also provides for the payment to Unigene of 25% of amounts received for any sublicenses granted by NU-Co under the Exclusive License Agreement. During the term of the Exclusive License Agreement and for one (1) year thereafter, Unigene shall not pursue development of (or license, sell or transfer to any third party) any calcitonin peptide analogs for use in the indications licensed to NU-Co, other than naturally-occurring calcitonin peptides and other than Unigene’s existing development project with Tarsa Therapeutics, Inc. The Exclusive License Agreement provides for the termination of license and supply agreements that were entered into between Unigene and NU-Co on August 15, 2012. The Exclusive License Agreement contains other customary representations, warranties, covenants and indemnities by each of the parties.

Re-Loan of Equity Transfer Agreement Proceeds

On May 10, 2013, Unigene entered into a letter agreement with Victory Park Management, LLC (“Agent”), as agent for Victory Park Credit Opportunities, L.P., Victory Park Credit Opportunities Intermediate Fund, L.P., VPC Fund II, L.P., and VPC Intermediate Fund II (Cayman), L.P. (collectively, the “Lenders”) pursuant to which the Lenders agreed to re-loan to Unigene (a) $500,000 of the Nordic sale proceeds used to make a mandatory prepayment of the Lender’s notes as soon as reasonably practicable after such mandatory prepayment of the notes and (b) the remaining amount of the sale proceeds used to make a mandatory prepayment of the notes following the execution and delivery of an agreement among Unigene, the Agent, the Jaynjean Levy Family Limited Partnership and Jean Levy regarding the affiliate indebtedness, which agreement shall be in form and substance acceptable to the Agent in its sole discretion.  The conditions precedent to the making of the loan described in clause (b) of the preceding sentence shall be the issuance of the applicable notes evidencing such loans, the execution and delivery of the agreement described in clause (b) of the preceding sentence by all parties thereto, and that no Event of Default (other than the Designated Events of Default and Incipient Events of Default, each as defined in the First Amendment to the Amended and Restated Financing Agreement, dated as of March 16 (the “Loan Agreement”), and any Event of Default in existence on May 10, 2013 for which Unigene has provided notice to Agent or for which Agent otherwise has actual knowledge as of such date (excluding, for the avoidance of doubt, any Event of Default predicated on Section 10.1(r) of the Loan Agreement)) has occurred and is continuing.

Section 9 - Financial Statements and Exhibits

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Document Description
99.1	Press Release dated May 9, 2013

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIGENE LABORATORIES, INC.

/s/ Ashleigh Palmer
Ashleigh Palmer – Chief Executive Officer

Date: May 13, 2013

EXHIBIT INDEX

Exhibit No.	Document Description
99.1	Press Release dated May 9, 2013